SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 17, 2003

                            SILVERADO FINANCIAL, INC
                            ------------------------
             (Exact name of registrant as specified in its charter)


            Nevada                     000-31079                  77-0140428
----------------------------- --------------------------- ----------------------
(State or other jurisdiction   (Commission File Number)         (IRS Employer
      of incorporation)                                      Identification No.)


                       1475 South Bascom Avenue, Suite 210
                           Campbell, California 95008
                           --------------------------
                    (Address of principal executive offices)

                                 (408) 371-2301
                                 --------------
              (Registrant's telephone number, including area code)



ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

On November 17, 2003 the Company acquired all of the outstanding common shares of San Francisco Funding, Inc. (SFF), a mortgage banking operation with offices in Novato and San Diego, California in exchange for 150,000 restricted common shares and 25,000 shares of restricted Series A Secured Convertible Preferred Stock ("Preferred") with a face value of $250,000 and bearing cumulative dividends at six percent (6%) per year. The Preferred shall have a right to convert to restricted common shares, at the option of the holder, for ten common shares per each Preferred converted by the holder. The shares may be redeemed by the Company at its option at any time after issuance for an amount equal to the face value of each share plus any unpaid accrued dividends. The Preferred have no voting rights in any shareholder meetings unless converted to common stock by the holder. The Preferred are secured by the pledge of all of the shares of SFF purchased by the Company under the stock purchase agreement. The Preferred shares shall have piggyback registration rights upon any subsequent registration made by the Company with the United States Securities and Exchange Commission ("SEC").

The Company purchased SFF in an arms length transaction at fair market value from Daniel Selis and his wife who were the sole shareholders of SFF. Mr. Selis and his wife were not affiliated with the Company prior to the sale. The assets remaining with SFF were computer equipment, furniture and office equipment. These assets were used by SFF in its mortgage banking business and Silverado intends to continue to allow SFF to continue operating as a wholly owned subsidiary in the same business.

The Company plans to report on the historical financial statements of SFF prior to the acquisition and provide pro forma financial statements of the acquistion within 60 calendar days of this filing.


EXHIBITS

10.1 Stock  Purchase   Agreement  dated  November  17.  2003  between  Silverado
     Financial Inc. and San Francisco Funding, Inc. is incorporated by reference with the Form 10-QSB for the period ended September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERADO FINANCIAL, INC.

Date  December 1, 2003

By:   /s/ John Hartman
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          John Hartman, Chief Executive Officer